Exhibit 10.6

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Manufacturing Services Agreement

This Manufacturing Services Agreement (this “Agreement”) is entered into as of March 5, 2018 (the “Effective Date”) by and between Ouster, Inc., a Delaware corporation with offices at 268 Clara St., San Francisco CA 94107 (“Ouster”) and Benchmark Electronics, Inc. with offices at 4141 N. Scottsdale Rd, Scottsdale, Arizona 85251 (“Supplier”).

Ouster desires to engage Supplier to perform manufacturing services as further set forth in this Agreement. The Parties agree as follows:

1.	DEFINITIONS

Supplier and Ouster agree that capitalized terms shall have the meanings set forth in this Agreement and Exhibit 1 attached hereto and incorporated herein by reference.

2.	MANUFACTURING SERVICES

2.1 Work. Ouster hereby engages Supplier to perform the work (hereinafter “Work”). “Work” shall mean to procure Materials and to manufacture, assemble, and test finished good products (hereinafter “Product(s)”) pursuant to detailed written Specifications. The “Specifications” for each Product or revision thereof shall include but are not limited to the bill of materials (“BOM”), AVL, designs, schematics, assembly drawings, process documentation, test specifications, current revision number and any other Ouster-provided documentation or data that sets forth the Materials, design, technical aspects, configuration, labeling, manufacturing and deliverable details and/or requirements for a Product. The Specifications are set forth in Exhibit 2.1.

2.2 Engineering Changes. Ouster may request that Supplier incorporate engineering changes into the Product by providing Supplier with an engineering change order (“ECO”) which contains a description of the proposed engineering change sufficient to permit Supplier to evaluate its feasibility and cost. Supplier will proceed with engineering changes when the Parties have agreed upon the changes to the Specifications, delivery schedule, Product pricing and any other items impacted by the ECO, and Ouster has issued a Purchase Order for the ECO implementation costs. Supplier will process [***] ECO’s per month per assembly without non-recurring administrative cost; additional ECOs shall incur a mutually agreed processing charge, but in no event less than [***] each plus any change related impacts.

2.3 Factory Access. Supplier agrees to grant access as needed to its facilities at no charge to Ouster, provide Ouster makes a request for access in writing to Supplier at least two (2) business days prior to the intended facility visit. Any such access shall be during Supplier’s normal business hours and shall be subject at all times to Supplier’s standard safety, confidentiality, and security protocols, processes and restrictions.

2.4 IT Support. Ouster requires a client to site connection to the Supplier facility to be available at all times to monitor production test equipment and to troubleshoot any potential problems. Supplier shall provide a static internet connection, through which Ouster can tunnel via a secure protocol such as VPN. Ouster shall provide pre-configured equipment for installation at the Supplier facilities.

3.	FORECASTS; ORDERS; FEES; PAYMENT

3.1 Forecast. Ouster shall provide Supplier, on [***] basis, a rolling non-binding minimum [***] forecast indicating Ouster’s [***] Product requirements (“Forecast”).

3.2 Purchase Orders; Precedence. Ouster will issue purchase orders at the mutually agreed upon lead-time for the specific Product(s) (“Purchase Order”). Each Purchase Order shall be in the form of a written or electronic communication and shall contain the following information: [***]. Each Purchase Order shall provide an order number for billing purposes. Ouster may use its standard purchase order form for any Purchase Order submitted hereunder; provided that all Purchase Orders must reference this Agreement and the applicable Specifications. On [***] basis, Ouster shall submit Purchase Orders for the following [***] of requirements which shall be binding on Ouster. The Parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any such Purchase Order, acknowledgment form or other instrument.

3.3 Purchase Order Acceptance. Purchase orders shall normally be deemed accepted by Supplier unless, within at least [***] business days’ after receiving the Purchase Order, Supplier provides Ouster with written notice rejecting the Purchase Order on the basis that it: (a) does not comply with the agreed to fees; (b) represents a significant deviation from the Forecast for the same period; or (c) would extend Supplier’s liability beyond Ouster’s approved credit line. All accepted Purchase Orders shall be binding.

4.	PRICES AND PAYMENT

4.1 Fees.

(a) The fees to be paid for the Products is set forth on Exhibit 3.4(a) and/or in a Product quotation accepted by Ouster.

(b) The fees are in U.S. Dollars and are based upon: [***] (“Assumptions”) set forth in an SOW and/or an accepted Product quotation.

(c) The Parties agree that the following methodology shall be used to add new Products to this Agreement and/or to revise current fees for existing Products. Supplier shall issue a Product quotation to Ouster stating the new Product and its pricing or the revised pricing for an existing Product. To indicate Ouster’s acceptance of the Product quotation, Ouster shall: (i) provide Supplier with written acceptance (by electronic mail or facsimile) of the Product quotation; or (ii) enter into an SOW incorporating the Product quotation; or (iii) issue a Purchase Order or revise an open Purchase Order, to reflect the new Product or the existing Product, as specified in the Product quotation. All Product quotations accepted by Ouster shall be made a part of this Agreement as if set out herein in their entirety.

4.2 Changes.

(a) Ouster is responsible for additional fees and costs due to: (i) [***], including as a result of an ECO as permitted in Section 2.2; and (ii) any pre-approved expediting charges reasonably necessary because of a change in Ouster’s requirements.

(b) Ouster acknowledges that the fees are based on the Assumptions set forth in Exhibit 3.4(a) and/or a Product quotation. If Supplier experiences an increase in cost as a result of changes in the Assumptions, Supplier has the right to re-quote the fees of the affected Products by submitting a Product quotation with revised fees and/or a revised pricing model to Ouster in accordance with Section 4.1(c).

(c) Either party may reopen the subject of Product pricing in response to material changes in market conditions, including labor rates. In the event Supplier is unable to purchase Materials at the standard costs set forth in the BOM ([***]) used by Supplier to prepare a Product quotation that is later accepted by Ouster, Supplier shall be permitted to increase its fees for the affected Product in proportion to the increase in the cost of the Material(s).

(d) All costs and fees will be evaluated [***] during the [***] business review. Any changes and timing of changes shall be agreed to by the Parties, such agreement not to be unreasonably withheld or delayed.

4.3 Price Exclusions. All fees are exclusive of:

(a) federal, state and local excise, sales, use, VAT, and similar transfer taxes, and any duties; any such charges shall be separately stated and invoiced, and Ouster shall be responsible for all such items. This subsection (d) does not apply to taxes on Supplier’s net income;

(b) freight, export and/or import licensing of the Product, or payment of broker’s fees, duties, tariffs, or other similar charges; any such charges shall be separately stated and invoiced to Ouster;

(c) any NRE charges, for setup, tooling, ECO, or other non-recurring engineering activities; and

(d) the cost of compliance with any legislation that relates to the return of end of life Product from Ouster to Supplier for disposal; if Supplier is required to comply with such legislation, Supplier shall be compensated for reasonable costs incurred, chargeable on a monthly basis.

4.4 Payment. Supplier shall invoice Ouster upon shipment of Products. Ouster agrees to pay all invoices in U.S. Dollars via electronic funds transfer received by Supplier within [***] days of the date of the invoice, without set-off of any kind. If any invoice remains unpaid after the due date thereof, Ouster will be subject to a charge equal to the lesser of [***] or the highest rate allowed by law, and Supplier may place a credit hold on Ouster’s account for pending and future shipments.

4.5 Ouster’s Financial Status. Each issuance of a Purchase Order to Supplier will constitute Ouster’s representation and warranty that Ouster is solvent and is able to pay for the Products identified in such Purchase Order and meet its other obligations in accordance with the terms of this Agreement. Ouster is privately held and shall promptly furnish to Supplier Monthly Financial statements, including Bank Statements supporting the minimum cash balance requirements stated in Section 4.6, that accurately and fairly evidencing Ouster’s financial condition. Supplier may, from time to time, reasonably request, including without limitation annual audited financial statements within one hundred and twenty (120) days of the end of the fiscal year, quarterly (within forty-five (45) days after the end of each fiscal quarters) balance sheets, income statements, and/or statement of cash flows. If, at any time after five (5) days’ written notice to Ouster and passage of ten (10) days for Ouster to cure, Supplier determines that Ouster’s financial condition or creditworthiness is inadequate or unsatisfactory to meet Ouster’s obligations under this Agreement, then in addition to Seller’s other rights under this Agreement, at law or in equity, Seller may without liability or penalty: (a) require a financial guarantee, the sufficiency of which shall be mutually agreed between the Parties, as a continuing condition of doing business; and/or (b) delay or withhold any further shipment of Products to Ouster; and/or (c) on twenty (20) days’ prior written notice, require Ouster to pay for Products on a cash in advance or on delivery basis.

4.6 Credit Limit. Supplier has initially agreed to provide [***] of credit to Ouster, subject to adjustment or withdrawal as provided below, during the term of this Agreement (“Ouster’s Credit Limit”) so long as Ouster maintains at least [***] of cash on its balance sheet at all times. Supplier will review and may adjust Ouster’s Credit Limit and requirements at least quarterly in accordance with such financial information. If Ouster fails to meet the credit requirements and does not cure such failure within fifteen (15) days after receiving notice to do so from Supplier, Supplier may reduce or withdraw credit offered to Ouster. In the event Ouster exceeds Ouster’s Credit Limit, then Supplier shall provide prompt written notice to Ouster. Ouster shall take such actions as are required to bring Ouster back into compliance with Ouster’s Credit Limit within ten (10) working days._ During the period that Ouster exceeds Ouster’s Credit Limit, Supplier shall have the right to reject Purchase Orders. Both Parties will work together in good faith to quickly resolve any issues that may interrupt contract transactions due to credit limits.

5.	MATERIALS PROCUREMENT; CUSTOMER RESPONSIBILITY FOR MATERIALS

5.1 Authorization to Procure Materials and Inventory. Ouster’s accepted Purchase Orders and Forecast will constitute authorization for Supplier to make supply chain commitments to procure, without Ouster’s prior approval, Materials inventory to manufacture the Products covered by such Purchase Orders based on: (a) the Purchase Order(s) issued at the Lead Time; (b) the [***] of the Forecast; and (c) Long Lead Time Materials at their required lead time and MOQ as required to meet the Forecast (collectively, “Authorized Purchases”). Ouster and Supplier will agree on a list of [***], and supplier will only purchase Materials inventory for these with the prior written approval of Ouster. Supplier will provide to Ouster each quarter a list of all [***] in the [***] Product quote updates for approval to Purchase.

5.2 Excess Materials and Obsolete Materials Inventory. Within ten (10) business days after the end of each calendar month, Supplier shall provide Ouster with a list of any Excess Materials or Obsolete Materials in its inventory and the Delivered Cost of such Materials (the “E&O List”) for reconciliation between the Parties. Supplier will make every efforts to mitigate Ouster’s liability by attempting to return or sell Excess Materials and Obsolete Materials, and Ouster shall be responsible for payment of all restocking fees and reimbursement of price variances from quoted standard cost.

(a) Within five (5) business days after receiving Supplier’s E&O List (“Dispute Period”), Ouster shall:

i) advise Supplier of any Materials on the E&O List that it reasonably believes is not an Excess Materials or Obsolete Materials, and the reasons therefore; and

ii) issue a Purchase Order for: (1) all undisputed Obsolete Materials; and (2) all undisputed Excess Materials wherein Supplier has elected to sell such Excess Materials to Ouster at actual quoted cost plus a material handling mark up of 5%.

(b) Any disputed Excess Materials or Obsolete Materials not resolved (for which no Order is issued) within ten (10) days after the Dispute Period shall be escalated to the Parties’ respective executive management level (General Manager or above) for prompt resolution and issuance of an Order within twenty (20) days thereafter.

(c) The Parties may mutually agree to place undisputed Excess Materials or Obsolete Materials in consignment at Supplier’s facility. Ouster shall own all such consigned Materials. Ouster shall take actual delivery and possession of any consigned Excess Materials or Obsolete Materials that have been in Supplier’s inventory for more than Twelve (12) months without activity. Ouster agrees to waive any further dispute to liability for any consigned Excess Materials or Obsolete Materials.

(d) For those undisputed Excess Materials that Ouster requests and Supplier agrees to not sell to Ouster, Supplier has the right to charge Ouster an inventory carrying charge of [***] per [***] of the total Delivered Cost of Excess Materials; provided, however, that Supplier shall only carry such Materials for [***] after the date they became Excess Materials, at which point Ouster shall issue a Purchase Order to Supplier for any such Excess Materials at the Delivered Cost. Ouster agrees to waive any further dispute to liability for any carried Excess Materials or Obsolete Materials.

5.3 [***].

5.4 Approved Vendor List. Ouster shall provide to Supplier and maintain an Approved Vendor List (“AVL”). Supplier shall purchase from vendors on a current AVL the Materials required to manufacture the Product.

5.5 Materials Warranties. Supplier shall use commercially reasonable efforts to obtain and pass through to Ouster the following warranties with regard to the Materials (other than the Production Materials and the [***]): (i) conformance of the Materials with the vendor’s specifications and/or with Ouster’s specifications provided to such vendor; (ii) that the Materials will be free from defects in workmanship; (iii) that the Materials will comply with Product Content Regulations; and (iv) that the Materials will not infringe the Intellectual Property Rights of third parties. Supplier shall promptly inform Ouster if it is not able to obtain and pass through the foregoing warranties with regard to any Materials. Notwithstanding the foregoing, Supplier does not provide any independent warranty for the Materials.

6.	SHIPMENTS, SCHEDULE CHANGE, CANCELLATION, STORAGE

6.1 Shipments. All Products delivered pursuant to the terms of this Agreement shall be packed for shipment in accordance with the Specifications and marked for shipment to Ouster’s destination specified in the applicable Purchase Order. Shipments will be made EXW (Incoterms 2010). Risk of loss and title will pass to Ouster at the point of “delivery” as defined in the specified Incoterm. Ouster shall be responsible for securing all export and/or import licenses, as required by applicable law, to export and/or import the Products.

6.2 Cancellation of Orders and Ouster Responsibility for Inventory. Ouster may cancel all or any portion of Product quantity of an accepted Purchase Order without Supplier’s prior written approval, provided however, that Ouster cannot cancel within [***] of the scheduled ship date. In the event of a cancellation, Ouster will be responsible for all costs set forth in Section 5

6.3 Delivery performance. On time delivery shall be measured and reported to Ouster on [***] basis. If Supplier cannot meet the on time delivery requirement per supplier committed date and quantity for any order due to Supplier’s failure to make a timely shipment due to reasons within Supplier’s control, then Supplier will ship that Order at Supplier’s own expense via air transportation or other expedient means acceptable to Ouster; provided however, that there will be no penalty for expedited orders or pull ins as requested by Ouster but which cannot be met by Supplier.

7.	PRODUCT ACCEPTANCE AND EXPRESS LIMITED WARRANTY

7.1 Product Acceptance. The Products delivered by Supplier will be accepted or rejected within [***] of delivery in accordance with Section 6.1 of this Agreement. Rejection of a Product shall be based solely on whether the Product fails a mutually agreed test procedure or inspection designed to demonstrate a Product’s compliance with the Specifications. Products not rejected during said period will be deemed accepted. Ouster may return rejected Products, freight collect, after obtaining a return material authorization (RMA) number from Supplier to be displayed on the shipping container and completing a failure report. Rejected Products will be promptly repaired or replaced, at Supplier’s option, and returned freight pre-paid. Ouster shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Supplier for which there is no defect found.

7.2 Express Limited Warranty. This Section 7.2 sets forth Supplier’s sole and exclusive warranty and Ouster’s sole and exclusive remedies with respect to a breach by Supplier of such warranty.

(a) Supplier warrants that the Products will have been manufactured in accordance with IPC 610 Class 2 or other agreed to in writing applicable Specifications and will be free from defects in Workmanship for a period of one (1) year from the date of shipment. In addition, Supplier warrants that (A) Materials shall be used in manufacturing in compliance with Product Content Regulations, and (B) Supplier will not manufacture Products using Materials from vendors that are not on the Approved Vendor List, unless otherwise agreed in writing by Ouster. In addition, Supplier will pass on, transfer and/or assign to Ouster all Materials manufacturer warranties to the extent possible, but Supplier does not independently warrant any Materials.

(b) Notwithstanding anything else in this Agreement, this express limited warranty does not apply to, and Supplier makes no representations or warranties whatsoever with respect to: (i) Materials and/or [***]; (ii) defects resulting from the Specifications or the design of the Products; (iii) Product that has been abused, damaged, altered or misused or stored, handled or installed improperly by any person or entity after title passes to Ouster; (iv) first articles, prototypes, pre-production units, test units or other similar Products; (v) defects resulting from tooling, equipment, designs or instructions produced or supplied by Ouster; (vi) the compliance of Materials or Products with any Product Content Regulations; and/or (vii) Products without specified functional tests to allow adequate failure diagnosis. Ouster shall be liable for costs or expenses incurred by Supplier related to the foregoing exclusions to Supplier’s express limited warranty.

(c) Upon any failure of a Product to comply with this express limited warranty (a “Nonconforming Product”), Supplier’s sole obligation, and Ouster’s sole remedy, is for Supplier, at its option, to promptly repair or replace such Nonconforming Product unit and return it to Ouster freight prepaid Ouster shall return Nonconforming Products covered by this warranty freight prepaid after completing a failure report and obtaining a return material authorization (RMA) number from Supplier to be displayed on the shipping container. All returns shall state the specific reason for such return and will be processed in accordance with Supplier’s RMA Procedure. Ouster shall bear all of the risk, and all costs and expenses plus a reasonable handling charge, associated with Products that have been returned to Supplier for which there is no defect found. The warranty for any replacement or repaired Nonconforming Product shall continue for the full remaining balance of the original warranty period, calculated as of the date that Ouster returns the Nonconforming Products to Supplier, or an additional sixty (60) day period (starting from the date that the repaired or replacement Product is returned to Ouster), whichever is greater.

(d) Ouster will provide its own warranties directly to any of its end users or other third parties. Ouster will not pass through to end users or other third parties the warranties made by Supplier under this Agreement. Furthermore, Ouster will not make any representations to end users or other third parties on behalf of Supplier, and Ouster will expressly indicate that the end users and third parties must look solely to Ouster in connection with any problems, failures, defects, warranty claim or other matters concerning the Product.

7.3 No Representations or Other Warranties. SUPPLIER MAKES NO REPRESENTATIONS AND NO OTHER WARRANTIES OR CONDITIONS ON THE PERFORMANCE OF THE WORK, OR THE PRODUCTS, WHETHER EXPRESS, IMPLIED,

STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER. SUPPLIER SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION, INCLUDING WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. SUPPLIER DISCLAIMS ANY PRODUCT REQUIREMENTS, APPROVALS OR CERTIFICATIONS NOT EXPRESSLY AGREED IN WRITING.

8.	INTELLECTUAL PROPERTY LICENSES

8.1 Licenses. Ouster hereby grants Supplier a non-exclusive license during the term of this Agreement to use Ouster’s patents, trade secrets and other intellectual property as necessary to perform Supplier’s obligations under this Agreement. Ouster represents to its best knowledge as of the Effective Date, and warrants thereafter, that no infringement of Intellectual Property Rights exists with regard to Ouster intellectual property.

8.2 No Other Licenses. Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of the Intellectual Property Rights of the other party are given or intended to be given to such other party.

9.	TERM AND TERMINATION

9.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years, unless and until earlier terminated as provided in Sections 9.2, 9.3 or 9.4 (Termination) or 12.9 (Force Majeure). Thereafter, this Agreement will be extended automatically on each anniversary date for successive one (1) year periods, until one Party provides written notice of non-renewal at least ninety (90) days before the end of the then-current term or extension.

9.2 Termination for Convenience. This Agreement may be terminated by either party for any reason at its convenience upon one (1) year written notice to the other party.

9.3 Termination for Cause. Either party may terminate this Agreement or any Purchase Order for cause if the other party materially breaches this Agreement or defaults in the performance of any other material term or condition of this Agreement and such material breach or default continues uncured for a period of forty-five (45) days after the delivery of written notice thereof by the terminating party to the breaching party, or, for payment-related breaches, for a period of ten (10) days after the date of the amount owed.

9.4 Insolvency or Material Change. This Agreement shall automatically terminate without notice or opportunity to cure if either Party: (a) makes a general assignment for the benefit of its creditors or a proposal or arrangement under the bankruptcy laws or similar legislation of the United States; (b) has a petition is filed against it under such legislation which is not dismissed in such party’s favor within sixty (60) days; (c) is declared or adjudicated bankrupt; (d) has a liquidator, trustee in bankruptcy, custodian, receiver, manager, receiver-manager, or any other officer with similar powers shall be appointed for it or its business or assets; (e) commits an act of bankruptcy, proposes a compromise or arrangement, or institutes proceedings to be adjudged bankrupt or insolvent, or consents to the institution of such appointment or proceedings; or (f) admits in writing an inability to pay debts generally as they become due.

9.5 Asset Transfer at Termination. Upon the expiration or termination of this Agreement (in whole or in part) and/or a Purchase Order, for any reason, Ouster shall be responsible to pay for the following inventory transfers:

(a) the contract price for all finished goods existing at the time of expiration or termination;

(b) Supplier’s cost for all work in process (including labor, materials, applicable VAT and a reasonable mark-up for recovery of handling costs incurred of ten percent (10%) of the value of the work in process);

(c) Supplier’s Delivered Cost for all Authorized Purchases (after Supplier has made good faith efforts to mitigate Ouster’s liability under this clause by first attempting to return or sell remaining Materials); and/or

(d) any vendor cancellation and restocking charges, including Supplier’s cost for NCNR Materials on open orders with suppliers where the Materials have not yet been shipped to Supplier.

Supplier shall invoice Ouster for the foregoing as soon as practicable after the effective date of expiration or termination, and Ouster shall pay Supplier within the payment term specified herein.

Upon payment in full of the charges set forth in this Section 9.5, neither Party shall incur any additional liability by reason of the expiration or termination of this Agreement, and each Party shall have been deemed to release the other Party from any claims of any nature (including damages sustained on account of loss of prospective profits, or on investments, contracts, leases or other commitments) resulting from or arising out of such expiration or termination.

9.6 Effect of Expiration or Termination. Expiration or termination of this Agreement and/or any Purchase Order under any of the foregoing provisions shall not affect: (a) the amounts due under this Agreement by either Party that exist as of the date of expiration or termination, and (b) express limited warranty in Section 6.2 above. Termination of this Agreement, settling of accounts in the manner set forth in the foregoing sentence and in Section 9.5 above shall be the exclusive remedy of the Parties for breach of this Agreement, except for breaches of Section 10.1, 10.2 or 12.1. Sections 1, 3.5, 3.6, 3.7, 4, 5.3, 5.4, 6,2, 6.3, 7, 8, 9, and 10 shall be the only terms that shall survive any termination or expiration of this Agreement.

10.	INDEMNIFICATION

10.1 Indemnification by Supplier. Supplier agrees to defend, indemnify and hold harmless Ouster and all of its directors, officers, employees, and agents (each, an “Ouster Indemnitee”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees, (collectively, “Claims”) incurred by or assessed or asserted against any Ouster Indemnitee, but solely to the extent the Claims are asserted by a third-party in connection with or relating to:

(a) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by Supplier’s manufacturing processes incorporated into a Product sold by Supplier to Ouster hereunder, but solely to the extent such injury or damage has been caused by the breach by Supplier of its express limited warranties related to Supplier’s workmanship and manufacture in accordance with the Specifications only as further set forth in Section 7.2;

(b) any actual or alleged infringement of the Intellectual Property Rights of any third party but solely to the extent that such infringement is caused by a process that Supplier uses to manufacture, assemble and/or test the Products; provided that, Supplier shall not have any obligation to indemnify Ouster if such Claim would not have arisen but for Supplier’s manufacture, assembly or test of the Product in accordance with the Specifications or if such Claim is due to tooling, equipment, designs or instructions produced or supplied by Ouster; or

(c) noncompliance with any Product Content Regulations, but solely to the extent that such non-compliance is caused by a process or Production Materials that Supplier uses to manufacture the Products; provided that, Supplier shall not have any obligation to indemnify Ouster if such claim would not have arisen but for Supplier’s manufacture of the Product in accordance with the Specifications.

10.2 Indemnification by Ouster. Ouster agrees to defend, indemnify and hold harmless Supplier and its affiliates, and all of its and their directors, officers, employees and agents (each, a “Supplier Indemnitee”) from and against all Claims incurred by or assessed or asserted against any Supplier Indemnitee to the extent the Claims are asserted by a third party in connection with or relating to:

(a) any failure of any Product (and Materials contained therein) sold by Supplier hereunder to comply with any safety standards and/or Product Content Regulations to the extent that such failure has not been caused by Supplier’s breach of its express limited warranties set forth in Section 7.2 hereof;

(b) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, but only to the extent such injury or damage has not been caused by Supplier’s breach of its express limited warranties related to Supplier’s workmanship and manufacture in accordance with the Specifications only as further set forth in Section 7.2; or

(c) any actual or alleged infringement of the Intellectual Property Rights of any third party by any Product except to the extent such infringement is the responsibility of Supplier pursuant to Section 10.110.1(b) above.

10.3 Procedures for Indemnification. With any third-party Claims, either Party entitled to seek indemnification under this Section 10 (an “Indemnified Party”) shall give the other Party from whom indemnification is sought (the “Indemnifying Party”) prompt notice of any third-party Claim and cooperate with the Indemnifying Party at its expense. The Indemnifying Party shall promptly assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the Indemnified Party within thirty (30) calendar days of the first receipt of such notice. If the Indemnifying Party fails, within a reasonable time after receipt of such notice, to assume the defense with counsel reasonably satisfactory to the Indemnified Party or, if in the reasonable judgment of the Indemnified Party, a direct or indirect conflict of interest exists between the Parties with respect to the Claim, the Indemnified Party shall have the right to undertake the defense, compromise and settlement of such Claim for the account and at the expense of the Indemnifying Party. The Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to the settlement, compromise or discharge of such third party claim.

10.4 Sale of Products Enjoined. Should the use of any Products be enjoined for a cause stated in Section 10.110.1(b). in addition to Supplier’s indemnification obligations set forth in this Section 10, Supplier’s sole responsibility and Ouster’s sole and exclusive remedy for such injunction is for Supplier to either: (a) substitute a fully equivalent Product or process (as applicable) not subject to such injunction, (b) modify such Product or process (as applicable) so that it no longer is subject to such injunction, or (c) obtain the right for Ouster to continue using the enjoined process or Product (as applicable). In the event of a Claim arising under Section 10.210.2(c), Supplier shall have the right, in furtherance of its obligation to mitigate and/or prevent further damages, to suspend manufacturing and its performance hereunder, solely as it relates to the item, Material, process and/or Product which is the subject of the Claim until such Claim is settled or otherwise resolved. In the event that any of the foregoing remedies cannot be affected on commercially reasonable terms for any such injunctions, then all accepted Purchase Orders and the current Forecast will be considered cancelled and Ouster shall purchase all Products, Materials inventory as provided in Section 5 hereof. Any changes to any Products or process must be made in accordance with Section 2.2 above. Notwithstanding the foregoing, in the event that a third party makes an infringement Claim, but does not obtain an injunction, the indemnifying party shall not be required to substitute a fully equivalent Product or process (as applicable) or modify the Product or process (as applicable) if the indemnifying party obtains an opinion from competent patent counsel reasonably acceptable to the other party that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.

11.	LIABILITY LIMITATIONS

11.1 No Other Liability. EXCEPT WITH REGARD TO A BREACH OF SECTIONS 10.1 AND 10.2 ABOVE (INDEMNIFICATION) OR SECTION 12.1 BELOW (CONFIDENIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, INCLUDING ANY “COVER” DAMAGES (INCLUDING INTERNAL COVER DAMAGES WHICH THE PARTIES AGREE MAY NOT BE CONSIDERED “DIRECT” DAMAGES), WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

11.2 Sole Indemnification. THE FOREGOING SECTION 10 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

11.3 Cumulative Damages. In no event will Supplier’s total cumulative liability to Ouster arising out of or related to this Agreement, over and above Supplier’s warranty, indemnity and confidentiality obligations herein, exceed the greater of [***].

11.4 Remedies. To the extent allowable under law, the remedies expressly conferred on a party herein are not cumulative with and are exclusive of other inconsistent remedies available at law or in equity.

12.	MISCELLANEOUS

12.1 Confidentiality. The Parties’ confidential communications shall be governed by the Nondisclosure Agreement entered into effective July 9, 2015 attached as Exhibit 12.1 and incorporated by reference herein. Notwithstanding its stated duration, the term of such Nondisclosure Agreement is extended to align with the term of this Agreement.

Notwithstanding anything contained in this Section 12.1, a receiving Party may disclose the existence and terms of this Agreement if such information is required by Law to be disclosed under applicable law, including without limitation pursuant to the rules and regulations promulgated by the United States Securities and Exchange Commission.

12.2 Use of Supplier Name is prohibited. The existence and terms of this Agreement are Confidential Information and protected pursuant to Section 12.1 above. Accordingly, Ouster may not use Supplier’s name or identity or any other Confidential Information in any advertising, promotion or other public announcement without the prior express written consent of Supplier. Supplier may not use Ouster’s name or identity or any other Confidential Information in any advertising, promotion or other public announcement without the express written consent of Ouster.

12.3 Entire Agreement; Severability. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the Parties relating to such transactions. If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the Parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

12.4 Amendments; Waiver. This Agreement may be amended only by written consent of both Parties. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. Neither party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.

12.5 Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the Parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

12.6 Expenses. Each party shall pay their own expenses in connection with the negotiation of this Agreement. All fees and expenses incurred in connection with the resolution of Disputes shall be allocated as further provided in Section 12.12 below.

12.7 Audit. Notwithstanding any language or provision to the contrary, Ouster shall not be allowed the right to audit or examine Supplier’s non-public financial books and records.Insurance. Ouster shall procure and/or maintain at its own expense the following insurance and will use commercially reasonable efforts to do so within sixty (60) days of the Effective Date: (i) commercial general liability insurance (including coverage for bodily injury, personal injury, property damage, contractual liability, products and completed operations) in an amount not less than [***] per occurrence; (ii) umbrella excess liability insurance in an amount not less than [***]; and (iii) an errors and omissions insurance policy which covers Ouster’s obligations hereunder in an amount not less than [***]. Such insurance shall be written by an insurance company with a Best’s rating of at least A-VIII who is licensed to do business in all states of the United States. Ouster shall furnish certificates of insurance and such other appropriate documentation (including evidence of renewal of insurance) evidencing all insurance coverage’s set forth in this Section 10.6. Such certificates of insurance and other documentation shall name Supplier and its officers, directors and employees as additional insured. Such certificates of insurance and other documentation shall contain a broad form naming Supplier and its officers, directors and employees as an additional insured. Ouster will provide Supplier with at least thirty (30) days prior written notice of any cancellation or material alteration of the insurance coverage set forth in this Section 12.7. Failure by Supplier to receive or request the aforementioned certificates of insurance and other documentation shall not represent a waiver of the requirements for insurance coverage set forth in this Section 12.7.

12.9 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability, or any other cause beyond the reasonable control of the party invoking this section (collectively, a “Force Majeure”), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate this Agreement.

12.10 Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld. Notwithstanding the foregoing, Supplier may assign some or all of its rights and obligations under this Agreement to an affiliated Supplier entity.

12.11 Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section.

12.12 Disputes Resolution; Waiver of Jury Trial.

(a) Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the Parties to resolve all disputes, differences, controversies and claims arising out of or relating to the Agreement or any other aspect of the relationship between Supplier and Ouster or their respective affiliates and subsidiaries (collectively, “Disputes”). Either party may, by written notice to the other party, refer any Disputes for resolution in the manner set forth below.

(b) Any and all Disputes shall be referred to arbitration under the rules and procedures of Judicial Arbiter Group, Inc. (“JAG”), who shall act as the arbitration administrator (the “Arbitration Administrator”).

(c) The Parties shall agree on a single arbitrator (the “Arbitrator”). The Arbitrator shall be a retired judge selected by the Parties from a roster of arbitrators provided by the Arbitration Administrator. If the Parties cannot agree on an Arbitrator within seven (7) days of delivery of the demand for arbitration (“Demand”) (or such other time period as the Parties may agree), the Arbitration Administrator will select an independent Arbitrator.

(d) Unless otherwise mutually agreed to by the Parties, the place of arbitration shall be Scottsdale, Arizona, although the arbitrators may be selected from rosters outside Scottsdale, Arizona.

(e) The Federal .Arbitration Act shall govern the arbitrability of all Disputes. The Federal Rules of Civil Procedure and the Federal Rules of Evidence (the “Federal Rules”), to the extent not inconsistent with this Agreement, govern the conduct of the arbitration. To the extent that the Federal Arbitration Act and Federal Rules do not provide an applicable procedure, Arizona law shall govern the procedures for arbitration and enforcement of an award, and then only to the extent not inconsistent with the terms of this Section. Disputes between the Parties shall be subject to arbitration notwithstanding that a party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.

(f) The Arbitrator shall render an award within six (6) months after the date of appointment, unless the Parties agree to extend such time. The award shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law. The Arbitrator shall have authority to award compensatory damages only, and shall not award any punitive, exemplary, or multiple damages. The award (subject to clarification or correction by the arbitrator as allowed by statute and/or the Federal Rules) shall be final and binding upon the Parties, .subject solely to the review procedures provided in this Section.

(g) Either party may seek arbitral review of the award. Arbitral review may be had as to any element of the award.

(h) This Agreement’s arbitration provisions are to be performed in Scottsdale, Arizona. Any judicial proceeding arising out of or relating to this Agreement or the relationship of the Parties, including without limitation any proceeding to enforce this Section, to review or confirm the award in arbitration, or for preliminary injunctive relief shall be brought exclusively in a court of competent jurisdiction in the county of Maricopa, Arizona (the “Enforcing Court”). By execution and delivery of this Agreement, each party accepts the jurisdiction of the Enforcing Court.

(i) Each party shall pay their own expenses in connection with the resolution of Disputes pursuant to this Section, including attorneys’ fees.

(j) Notwithstanding anything contained in this Section to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to Subsection (b) of this Section, Ouster and Supplier shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes promptly by negotiation commencing within ten (10) calendar days of the written notice of such Disputes by either party, including referring such matter to Ouster’s then-current President and Supplier’s then current executive in charge of manufacturing operations in the region in which the primary activities of this Agreement are performed by Supplier. The representatives of the Parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of four (4) weeks. In the event that the Parties are unable to resolve such Dispute pursuant to this Subsection (k), the provisions of Subsections (a) through (j) of this Section, inclusive, as well as Subsections (1), (m) and (n) of this Section shall apply.

(k) The Parties agree that the existence, conduct and content of any arbitration pursuant to this Section shall be kept confidential and no party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each party’s financial statements.

(l) IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAYING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

(m) In the event of any lawsuit between the Parties arising out of or related to this Agreement, the Parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury.

12.13 Even-Handed Construction. The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the Parties that its terms and conditions not be construed against any party merely because it was prepared by one of the Parties.

12.14 Controlling Language. This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

12.15 Controlling Law. This Agreement shall be governed and construed in all respects in accordance with the domestic laws and regulations of the State of Arizona, without regard to its conflicts of laws provisions. The Parties specifically agree that the 1980 United Nations Convention on Contracts for the International Sale of Goods, as may be amended from time to time, shall not apply to this Agreement. The Parties further acknowledge and confirm that the selection of the governing law is a material term of this Agreement.

12.16 Compliance with Laws. With regard to each Party’s respective responsibilities under and performance of this Agreement, each Party shall at all times comply with all applicable laws, statutes, ordinances, rules, regulations, orders, and other requirements, including such governmental requirements applicable to environmental protection (except as may otherwise be provided herein), health, safety, wages, hours, immigration, equal employment opportunity, nondiscrimination, working conditions, import or export control, customs, and transportation (individually and collectively referred to as “Laws”). Each Party shall promptly notify the other Party in the event the other Party’s assistance is necessary to achieve compliance with any applicable Laws. Upon request, each Party shall provide the other Party with reasonable documentation demonstrating such compliance.

(a) Anti-Corruption /Anti-Bribery. In addition, the Parties shall:

i) comply with all applicable country laws relating to anticorruption or anti-bribery, including legislation implementing the Organization for Economic Co-operation and Development “Convention on Combating Bribery of Foreign Public Officials in International Business Transactions”, or other anti-corruption/anti-bribery convention, the Foreign Corrupt Practices Act as amended (FCPA) (15 US.C.. §§78dd-1, et. seq.), whether either Party is within the jurisdiction of the United States; and

ii) neither directly nor indirectly, pay, offer, give, or promise to or give, anything of value received from a Party to a non-U.S. public official or any person in violation of the FCPA and/or any applicable country laws relating to anti-corruption or anti-bribery.

(b) Nondiscrimination. Executive Orders 11246 and 13201 and 29 C.F.R. Part 470 and 41 C.F.R. Parts 60-1.4 60-1.8, 60-250.5, 60-300.5 and 60-741.5, as amended, are incorporated, as applicable.

(c) Import/Export. With regard to each Party’s respective obligations under and performance of this Agreement, each Party shall at all times comply with all export/import laws (including re-export), sanctions, regulations, orders, and authorizations (including the Export Administration Regulations (EAR), International Traffic in Arms Regulations (ITAR), and the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC)) that are applicable to the export or import of goods, software, technology, or technical data (“Items”) or services (collectively, “Export/Import Laws”).

i) The Party conducting the export or import shall obtain all export or import authorizations which are required under the Export/Import Laws for such Party to execute its obligations under this Agreement. Each Party shall reasonably cooperate and exercise reasonable efforts at its own expense to support the other Party in obtaining any necessary licenses or authorizations required to perform its obligations under this Agreement. Reasonable cooperation shall include providing reasonably necessary documentation, including import, end user and re-transfer certificates.

ii) The Party providing Items or services under this Agreement shall, upon request by the other Party, notify the other Party of the export classification (e.g. the Export Control Classification Numbers or U.S, Munitions List (USML) category and subcategory) of such Items or services as well as the export classification of any components or parts thereof if the classification is different from the export classification of the Item or service at issue. The Parties acknowledge that this representation means that an official capable of binding the Party providing such Items or services knows or has otherwise determined the proper export classification. Each Party agrees to reasonably cooperate with the other in providing, upon request by the other Party, documentation or other information that supports or confirms this representation.

12.17 Product Content Regulation.

(a) Supplier Responsibilities. Upon written request by Ouster, Supplier shall:

i) certify in writing that its Product manufacturing processes comply with applicable PCR;

ii) provide Ouster with compliance information regarding applicable PCR for the consumable (MRO) materials which Supplier adds to the Product and which are not typically listed on the BOM (for example, solder paste), and for open source Materials, if any, for which Ouster has delegated independent selection authority to Supplier;

iii) provide Ouster with SVHC compliance information on Products received through Passive Sourcing, as may be required of Supplier under REACH Article 33;

iv) provide Ouster with Product environmental documentation received from Materials suppliers through Passive Sourcing; and

v) provide disclosures legally required regarding Conflict Minerals.

Except as expressly provided above, Supplier has no responsibility or obligation to evaluate, document or demonstrate that any design, Specification(s), BOM, Materials, Products, packaging or labeling satisfy any PCR which may be applicable to the Materials and/or Product(s).

(b) Ouster Responsibilities. Ouster shall have the sole responsibility to evaluate and ensure that all Product design elements (including any DFx, Specifications, BOM, Materials, AVL and/or AML) meet the requirements of any applicable PCR, including whether all Materials and materials incorporated into, and the packaging and labeling of, such Product(s) conform to any applicable PCR. Ouster shall have the sole responsibility and expense for any Product’s required PCR compliance, including: (i) any REACH required application and registration, and/or otherwise obtaining compliance for all Products, customer-directed processes and/or Materials; and (ii) any WEEE-required funding or utilizing recycling mechanisms applicable to any Product and/or Materials.

12.18 Counterparts. This Agreement may be executed in multiple counterparts, each of which so executed shall be considered an original and all of which taken together constitute only one agreement. Once signed, any accurate reproduction of this Agreement made by reliable means (for example, electronic image, photocopy, or facsimile) shall be considered an original.

12.19 Order of Precedence(a) . All Orders, order acknowledgments and invoices issued pursuant to this Agreement are issued for the convenience of the Parties only and shall be subject to the provisions of this Agreement and the Exhibits hereto. When interpreting this Agreement, precedence shall be given to the respective parts in the following descending order: this Agreement (excluding Adoption Agreements, exhibits, SOWs Product Quotations, Orders or other documents incorporated by reference herein)

(b) Exhibits to this Agreement;

(c) SOWs subject to this Agreement;

(d) Product Quotations accepted by Ouster;

(e) those portions of accepted Order(s) concerning part numbers, quantity and delivery dates, excluding any other pre-printed or referenced terms and conditions; and

(f) other documents incorporated by reference herein.

13.

BUSINESS ETHICS AND COMPLIANCE. Benchmark is committed to industry best practices in business ethics, worker safety and fairness, environmental responsibility, integrity and efficiency, and requires the same of all of its business partners. Customer acknowledges and agrees with the Declaration on Business Ethics and Compliance attached hereto as Exhibit C, and upon request shall complete and sign the Exhibit as a condition of entering into or remaining in a business relationship with Benchmark. In the event that Customer has cause to believe that Benchmark or any employee or agent of Benchmark has acted improperly or unethically under this Agreement, Customer should report such conduct to Benchmark’s Ethics and Compliance HelpLine at

Outside the United States: Country Code +1 979-331-1315

Inside the United States: 979-331-1315

Although failure to make such a report will not constitute a basis for claiming breach of contract by Customer, Customer is nevertheless encouraged to make such reports when warranted. Both Parties declare that none of its officers are government officials, police officers or civil servants.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

BENCHMARK ELECTRONICS, INC.		OUSTER, INC.

By:	/s/Michael Buseman	By:	/s/Darien Spencer
Name: Michael Buseman		Name: Darien Spencer
Title: EVP of Global Operations		Title: VP Global Operations

Exhibit 1—Definitions

“‘Approved Vendor List” or “AVL” shall mean the list of suppliers currently approved to provide the Materials specified in the bill of materials for a Product.

“Confidential Information” shall mean (a) the existence and terms of this Agreement and all information concerning the unit number and fees for Products and Materials inventory and (b) any other information that is marked “Confidential” or the like or, if delivered verbally, confirmed in writing to be “Confidential” within 30 days of the initial disclosure. Confidential Information does not include information that (i) the receiving party can prove it already knew at the time of receipt from the disclosing party; or (ii) has come into the public domain without breach of confidence by the receiving party; (iii) was received from a third party without restrictions on its use; (iv) the receiving party can prove it independently developed without use of or reference to the disclosing party’s data or information; or (v) the disclosing party agrees in writing is free of such restrictions.

“Claims” shall have the meaning set forth in Section 10.1.

“Cost” shall mean the cost represented on the bill of materials supporting the most current fees for Products at the time of cancellation, expiration or termination, as applicable.

“Credit Limit” shall include the total in [***] of the following elements, Accounts Receivable, Inventory on hand at Benchmark and all non cancellable material on Order with Benchmark suppliers.

“Delivered Cost” shall mean [***].

“Disputes” shall have the meaning set forth in Section 10.11 (a).

“Economic Order Inventory” shall mean Materials purchased in quantities, above the required amount for Purchase Orders, [***].

“Product Content Regulations” or “PCR” refers to the following laws and/or regulations on content, packaging, or labeling of Products, Materials or substances, and/or similar issues: “RoHS” (EU Directives 2011/65/EU on Restriction of Hazardous Substances Directive and 2015/863 amending Annex II to Directive 2011/65/EU); “WEEE” (EU Directive 2002/96/EC on Waste Electrical and Electronic Equipment); “REACH” (EC Regulation No 1907/2006 on Registration, Evaluation and Authorization of Chemicals); and EU Member State’s implementations of the foregoing; “Conflict Minerals” as defined in the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act § 1502(b), implementing legislation and rules; the People’s Republic of China (PRC) Management Methods for the Restriction of the Use of Hazardous Substances in Electrical and Electronic Products; and/or any other mutually agreed PCR; together with implementing regulations and/or administrative rules.

“Excess Materials” shall mean Authorized Purchases of individual Materials inventory that either (a) exceeds [***] (demand for such Materials based upon Ouster’s Order(s) and/or then-current Forecast, or (b) has been in Supplier’s inventory for more than [***].

[***]

“Intellectual Property Rights” shall refer to any patent, trademark, mask work, copyright, trade secret or any other intellectual property rights.

“Inventory” shall mean any Materials that are used to manufacture Products that are ordered pursuant to a Purchase Order from Ouster, including any minimum order quantities of Materials (MOQ) that may be required to be purchased to meet the requirements of a Purchase Order and/or Forecast.

“Lead Time(s)” shall mean the Materials Procurement Lead Time plus the manufacturing cycle time required from the delivery of the Materials at Supplier’s facility to the completion of the manufacture, assembly and test processes.

“Long Lead Time Materials” shall mean Materials with Lead Times exceeding the period covered by the accepted Purchase Orders for the Products and authorized to procure via Ouster Provided Forecast.

“Materials” shall mean raw materials, components, parts, subassemblies, or other constituent part that comprise the Product and that appear on the Specifications, BOM, AML, AVL, or other written requirements for the Product.

“Materials Procurement Lead Time” shall mean with respect to any particular item of Materials, the longer of (a) lead time to obtain such Materials as recorded on Supplier’ s MRP system or (b) the actual lead time, if a supplier has increased the lead time but Supplier has not yet updated its MRP system.

“MOQ” shall refer to that minimum order quantity of Materials that certain suppliers may require generally or at certain price points.

“MRO” shall refer to maintenance, repair and operations supplies and consumables that are necessary for normal equipment maintenance, repair and manufacturing operations but not typically included in the Specifications.

[***]

“Ouster Indemnitees”

“Obsolete Materials” shall mean the individual Authorized Purchase Materials inventory for which there is no demand based upon Ouster’s Orders and/or Forecast (whether as a result of an ECO or any other reason whatsoever), even though Ouster considers the Products that incorporate such Materials as “active” Products because such Products remain on Ouster’s Product list or price list made available to Ouster’s end users.

“Production Materials” shall mean Materials that are consumed in the production processes to manufacture Products including without limitation, solder, epoxy, cleaner solvent, labels, flux, and glue. Production Materials do not include [***] or [***].

“Workmanship” shall refer to Supplier’s manufacturing and test processes performed in accordance with the Agreed to in writing Ouster Specifications and the workmanship standards set forth therein. In any case where the Specifications are silent with respect to workmanship standards, then for those details Supplier will manufacture in accordance with IPC-A-610 (current rev), Class 2.